INTERNATIONAL PAPER PLAZA

6400 POPLAR AVENUE

MEMPHIS, TN 38197

News Release

International Paper Finalizes Purchase of Weyerhaeuser’s

Packaging Assets

Creates premier containerboard business

with expanded mill and converting presence in key geographies

MEMPHIS, Tenn.—August 4, 2008—International Paper (NYSE: IP) has completed the purchase of the assets of Weyerhaeuser’s Containerboard, Packaging and Recycling (CBPR) business for approximately $6 billion in cash, subject to post-closing adjustments.

Because the transaction is a purchase of assets rather than of stock, International Paper will realize a tax benefit that has an estimated net present value of approximately $1.4 billion.

“This acquisition aligns well with our strategy to deliver improved bottom line results and further strengthen one of our company’s platform businesses,” said Chairman and Chief Executive Officer John Faraci. “With a full management team already in place, we are prepared to deliver merger benefits quickly, while continuing to closely manage our capacity with our customers’ demand.”

Carol Roberts, senior vice president of International Paper’s packaging business, said she sees considerable upside potential in the acquisition. “Weyerhaeuser has low-cost, well-run assets that complement our existing mill and converting system and offer significant synergies,” she said.

“The completion of this acquisition allows us to begin to successfully integrate two very strong industrial packaging businesses. With this good, strategic business fit, we can provide better solutions to meet our customers’ needs while becoming more profitable and more competitive as a company.”

International Paper has identified profit improvement opportunities of about $400 million annually from the acquisition, as a result of reducing duplicate overhead costs, integrating manufacturing operations, optimizing product mix, and improving operational and supply chain efficiencies. The company expects to achieve at least 40 percent of the improvement within 12 months of completing the transaction. The remainder is expected to be fully realized by the end of the third year.

About International Paper

International Paper (NYSE:IP) is a global paper and packaging company with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include uncoated papers and industrial and consumer packaging, complemented by xpedx, the company’s North American distribution company. Headquartered in Memphis, Tenn., the company employs more than 50,000 people in more than 20 countries and serves customers worldwide. 2007 net sales were approximately $22 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

About Weyerhaeuser’s CBPR Business

Weyerhaeuser’s containerboard packaging and recycling business employs 14,000 people and includes nine linerboard mills, 72 box plants in the U.S. and four in Mexico, and more than 30 specialty packaging, kraft bag and recycling operations.

This press release contains forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to: (i) the company’s ability to realize anticipated profit improvement from its transformation plan, including our ability to realize the expected benefits of our acquisition of the assets of Weyerhaeuser Company’s containerboard, packaging and recycling business in light of integration difficulties and other challenges; (ii) increases in interest rates and our ability to meet our debt service obligations; (iii) industry conditions, including but not limited to changes in the cost or availability of raw materials and energy, transportation costs, competition we face, the company’s product mix, demand and pricing for its products; (iv) global economic conditions and political changes, including but not limited to changes in currency exchange rates, credit availability, the company’s credit ratings issued by recognized credit rating organizations and pension and health care costs; (v) unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and to actual or potential litigation; and (vi) whether we experience a material disruption at one of our manufacturing facilities. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

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Contacts:

Media, Patty Neuhoff, 901-419-4052; Investors, Tom Cleves, 901-419-7566, Ann-Marie Donaldson, 901-419-4967

or Emily Nix, 901-419-4987